 Exhibit 21.01

LIST OF SUBSIDIARIES

The following is a list of our subsidiaries as of December 31, 2018 that are required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K.

DOMESTIC SUBSIDIARIES

Name
StubHub, Inc., a Delaware corporation

INTERNATIONAL SUBSIDIARIES

	Jurisdiction of	Percent Ownership
Name	Incorporation	If Less Than 100%
mobile.de GmbH	Germany
eBay GmbH	Germany
eBay International Treasury Center Sarl	Luxembourg
eBay Korea Co., Ltd.	Korea	99.9%
eBay International Holding GmbH	Switzerland
eBay International AG	Switzerland
eBay Korea Holding GmbH	Switzerland
eBay Marketplaces GmbH	Switzerland
Marktplaats B.V.	The Netherlands
eBay Classifieds Holding B.V.	The Netherlands
eBay KTA (UK) Limited	United Kingdom
eBay (UK) Limited	United Kingdom